Filed Pursuant to Rule 433
Registration No. 333-135464
The issuer has filed a Market-Making Prospectus with the U.S. Securities and Exchange Commission (SEC) for the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus. Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus if you so request by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2007

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	001-32938 (Commission File Number)	98-0481737 (I.R.S. Employer Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 5, 2007, Allied World Assurance Company, Ltd (“Allied World”), a subsidiary of Allied World Assurance Company Holdings, Ltd (the “Company”), entered into a collaterized $750 million amended letter of credit facility (the “Amended Credit Facility”) with Citibank Europe plc (“CEP”). The Amended Credit Facility provides for a $100 million increase over the amount available to Allied World under the original letter of credit facility. Citibank N.A. was the governing legal vehicle under the original letter of credit facility entered into in 2002 and has been replaced by CEP under the Amended Credit Facility.
     The terms and conditions that apply to applications Allied World may make to CEP for letters of credit from time to time under the Amended Credit Facility are set forth in the Insurance Letters of Credit – Master Agreement, dated February 28, 2007, among Allied World, Citibank N.A. and CEP (the ‘‘Master Agreement’’). The letters of credit will be secured pursuant to a Pledge Agreement, dated as of February 28, 2007 (the ‘‘Pledge Agreement’’), between Allied World and CEP. An Account Control Agreement, dated March 5, 2007 (the “Account Control Agreement”), among CEP (as secured party), Allied World (as pledgor) and Mellon Bank, N.A. provides for CEP’s control of the securities account referenced in the Account Control Agreement in order for CEP to perfect its security interest in such account and to the financial assets contained therein. The original Account Control Agreement, dated September 19, 2002, among Allied World, Citibank N.A. and Mellon Bank, N.A. will be terminated as a result of the new Account Control Agreement mentioned above. Under the Pledge Agreement and the Account Control Agreement, the parties agreed to decrease the amount of collateral Allied World must maintain in the account from 115% to 110% of the aggregate amount of letters of credit then outstanding.
     The Master Agreement, the Pledge Agreement and the Account Control Agreement are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference. The descriptions of the Master Agreement, Pledge Agreement and Account Control Agreement contained herein are qualified in their entirety by reference to the respective agreements filed herewith.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information contained above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description

10.1	Insurance Letters of Credit – Master Agreement, dated February 28, 2007, by and among Allied World Assurance Company, Ltd, Citibank N.A. and Citibank Europe plc.

10.2	Pledge Agreement, dated as of February 28, 2007, by and between Allied World Assurance Company, Ltd and Citibank Europe plc.

10.3	Account Control Agreement, dated March 5, 2007, by and among Citibank Europe plc, as secured party; Allied World Assurance Company, Ltd, as pledgor; and Mellon Bank, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Dated: March 6, 2007	By: Name:	/s/ Wesley D. Dupont Wesley D. Dupont
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Insurance Letters of Credit – Master Agreement, dated February 28, 2007, by and among Allied World Assurance Company, Ltd, Citibank N.A. and Citibank Europe plc.

10.2	Pledge Agreement, dated as of February 28, 2007, by and between Allied World Assurance Company, Ltd and Citibank Europe plc.

10.3	Account Control Agreement, dated March 5, 2007, by and among Citibank Europe plc, as secured party; Allied World Assurance Company, Ltd, as pledgor; and Mellon Bank, N.A.

Insurance Letters of Credit — Master Agreement
Form 3/CEP
To:         Citibank Europe plc (“CEP”)
Insurance Letter of Credit Department
2nd Floor
1 North Wall Quay
Dublin 1
Republic of Ireland
Citibank N.A. (“CNA”)
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Dear Sirs
Insurance Letters of Credit — Master Agreement
Insurance / Reinsurance Companies or Brokers
The purpose of this letter is to record our agreement (the “Agreement”):
(i)	to the following method of establishing letters of credit or similar or equivalent instruments (each a “New Credit” and collectively the “New Credits”) acceptable to CEP on our behalf in favour of beneficiaries located in the United States of America or elsewhere (the “Beneficiary” or “Beneficiaries” as the context may require); and
(ii)	that each letter of credit or similar or equivalent instrument previously established in favour of a Beneficiary or Beneficiaries (each an “Existing Credit” and together the “Existing Credits”) under or pursuant to the agreement(s) entitled “Insurance Letters of Credit — Master Agreement Insurance/Reinsurance Companies or Brokers” and previously entered into between CNA and us (the “Existing Agreements”) shall be governed by this Agreement.
Together:
(a)	the New Credits and the Existing Credits are referred to herein as the “Credits” and a “Credit” shall mean any one of them as the context admits; and
(b)	this Agreement and the Existing Agreements are referred to herein as the “Agreements”.
In connection with this Agreement, we have also separately agreed with CEP the contractual or security arrangements that will apply in respect of our obligations under or pursuant to this Agreement.
1. It is agreed between us that:
(a)	in relation to each New Credit that CEP will, upon receipt of an application form for the establishment of a New Credit in such form as CEP may be willing to accept for this purpose and which may, without limitation, be received by CEP via any electronic system(s) or transmission arrangement(s) acceptable to CEP (referred to in this Agreement in relation to any New Credit as an “Application Form”) completed by us or on our behalf in accordance with the terms of our banking mandate(s) or other authorities lodged with CEP or arrangement(s) made with CEP from time to time, indicating therein the name of the Beneficiary and the amount and term of the New Credit required, establish on our behalf an irrevocable clean sight New Credit (or such of other form of New Credit as may be required by the Application Form relating thereto) available, in whole or in part, by the Beneficiary’s sight draft on CEP, or otherwise as may be required by the terms of the New Credit; provided, however, that the opening of any New Credit hereunder shall, in every instance, be at CEP’s option and nothing herein shall be construed as obliging CEP to open a New Credit;
(b)	prior to the establishment of any New Credit or in order to maintain any Credit in issue, we undertake as follows:
(i)	forthwith at CEP’s request to deposit with CNA, at their branch at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB or, if notified by CEP, at such other branch as CEP may designate or, at another bank approved by CEP, in an account or accounts in our name either cash or securities or a combination of cash and securities of such amount and combination as CEP may require (a “Deposit”); and

(ii)	where a Deposit has been requested, to execute CEP’s standard form bank charge documentation in relation to any accounts opened pursuant to Clause 1(b)(i) above.
(c)	without prejudice to the generality of Clause 1(b)(i) above the opening of any New Credit hereunder shall be dependent upon CEP being satisfied in its absolute discretion, that a Deposit has been carried out and that the documentation required to be executed under Clause 1(b)(ii) above has been validly executed.
(d)	we undertake to reimburse CEP, on demand, the amount of any and all drawings under each Credit.
(e)	we undertake to indemnify CEP, on demand, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which CEP may incur, pay or sustain by reason of or arising in any way whatsoever (apart from CEP’s own gross negligence or wilful misconduct) in connection with each Credit and/or the Agreements;
(f)	we undertake to pay to CEP, on demand, such fees and/or commissions of such amount(s) and/or at such rate(s) as shall have been or as may be advised by CEP to us as payable in connection with each Credit;
(g)	we hereby irrevocably authorise CEP to make or procure the making of any payments and comply or procure the compliance with any demands which may be claimed from or made in connection with each Credit without any reference to or further authority from us and we hereby agree that it shall not be incumbent upon CEP to enquire or to take notice whether or not any such payments or demands claimed from or made in connection with each Credit are properly made or to enquire or to take notice whether any dispute exists between ourselves and the Beneficiary thereof and we further agree that any payment which CEP shall make or procure in accordance with the terms and conditions of each Credit shall be binding upon us and shall be accepted by us as conclusive evidence that CEP was liable to make such payment or comply with such demand;
(h)	we represent and warrant to CEP and undertake that:
(i)	we have and will at all times have the necessary power to enable us to enter into and perform the obligations expressed to be assumed by us under this Agreement;

(ii)	this Agreement constitutes our legal, valid, binding and enforceable obligation effective in accordance with its terms; and

(iii)	all necessary authorisations to enable or entitle us to enter into this Agreement have been obtained and are in full force and effect and will remain in such force and effect at all times during the subsistence of this Agreement.

(i)	we represent and warrant to CEP that:
(i)	we are not unable to pay our debts as they fall due;

(ii)	we have not been deemed or declared to be unable to pay our debts under applicable law;

(iii)	we have not suspended making payments on any of our debts;

(iv)	we have not by reason of actual or anticipated financial difficulties commenced negotiations with any of our creditors with a view to rescheduling any of our indebtedness;

(v)	the value of our assets is not less than our liabilities (taking into account contingent and prospective liabilities);

(vi)	no moratorium has been declared in respect of any of our indebtedness; and

(vii)	no analogous or similar event or concept to those set out in clause (i) to (vi) has occurred or is the case under the laws of any jurisdiction.
2.	Where an Application Form has been authorised by any other applicant(s) with whom CEP’s has entered into an agreement similar or equivalent in effect to this Agreement and a separate Application Form has been completed by us or on our behalf which corresponds in CEP’s opinion, with such other Application Form; or any other combination of circumstances exist which, in CEP’s opinion, are reasonably equivalent to the foregoing, then, in any such case, CEP shall be at liberty to open a single New Credit on behalf of ourselves and such other applicant(s) jointly and in that event the following provisions shall apply:
(a)	our obligations in respect of any Credit shall be in respect of our due proportion of each drawing under any such Credit;

(b)	in establishing our due proportions of each drawing under any such Credit, CEP are hereby irrevocably authorised to make apportionments between ourselves and such other applicant(s) (i) on a pro rata basis by reference to the amounts set forth in the application forms originally completed by us and them in respect of such Credit (and after taking into account any subsequent increases or decreases in such Credit effected by CEP for our or their respective accounts) or, if CEP should so choose (ii) in reliance on the instructions and advice of and information provided by the relevant Insurance Broker (construed in accordance with Clause 3 below); and

(c)	for the purposes of Clause 1(e) above, CEP may instead make any required apportionments in such manner as CEP, in its sole discretion, considers to be fair and reasonable.
The provisions of Clause 2 shall also apply in circumstances where a single Existing Credit deemed to have been established and issued hereunder by CEP pursuant to Clause 6 has been issued on behalf of ourselves and one or more other applicant(s) jointly (save that such Existing Credit shall only be governed by this Agreement where such other applicants have also entered into an agreement with CEP and CNA on terms similar or equivalent in effect to this Agreement).

3.	CEP may refer any query or problem arising in connection with this Agreement or any transaction hereby contemplated to the relevant Insurance Broker or respond to any question relating to the status of any Credit made by the relevant Insurance Broker (and, in such response, if CEP considers that it is material to make reference to the subject matter of any other agreement(s) now or hereafter entered into between CEP and us in connection with this Agreement, CEP may disclose such information relating thereto as it, in its sole discretion, considers to be appropriate). For the purposes of this Agreement, references to the relevant “Insurance Broker” shall be construed so as to mean the insurance broker or other intermediary (a) through whom CEP originally received the Application Form relating to the Credit in question (or, in respect of Credits issued pursuant to an Existing Agreement, the insurance broker or other intermediary through whom CNA was originally instructed to establish the relevant Existing Credit) (or the person(s) who purport to have succeeded to the business thereof) or (b) which, in CEP opinion, acts in connection with such Credit.
4.
(a)	Any New Credit established hereby may, if requested by us on the Application Form relating thereto and subject to CEP’s consent, bear a clause to the effect that it will automatically be extended for successive periods of one year (or such other period as may be stated in the relevant Application Form (or other relevant application documentation)) unless the Beneficiary has received from the bank or institution issuing the Credit (the “Issuing Bank”) by registered mail (or other appropriate receipted delivery) notification of intention not to renew such Credit at least 30 days (or such other period as may be stated in the relevant Application Form (the “Notice Period”) prior to the end of the original term or, as the case may be, of a period of extension. Certain Existing Credits deemed to be established and issued hereunder by CEP pursuant to Clause 6 may also contain such extension terms. In relation to any New Credit or Existing Credit containing such terms the Issuing Bank shall be under no obligation to us to send the Beneficiary such notification (and without such notification to the Beneficiary the Credit will automatically be extended as provided in accordance with its terms) unless CEP shall have received by registered mail or other means acceptable to it, notification from us (or from any one or more of the other parties (if any) for whose account(s) any Credit may have been established as contemplated by Clause 2 above) of our or its election not to renew such Credit at least 30 days prior to the commencement of the Notice Period relating to the original term or, as the case may be, a period of extension; provided however that CEP will, as soon as is reasonably possible, give us advice of the receipt by it of any such notice from any other such parties. We understand that receipt by CEP of any such notice may result in the whole of such Credit being cancelled (and not just the portion attributable to us) and, save as is provided above, CEP reserves the right, at its sole option and discretion, to give or procure the giving at any time to the Beneficiary of notification of intention not to renew any Credit and that if CEP exercises such said right, it will give us notice in writing thereof as soon as is reasonably possible.

(b)	If, in either of the circumstances referred to in sub-paragraph (a) above, the Issuing Bank has given notification not to renew such Credit, then CEP may (but shall not be obliged to) without further authority from us (or from any of the other persons as aforesaid) arrange for the Beneficiary to accept (1) a substitute Credit (the “Substitute Credit”) from the Issuing Bank on terms identical to such Credit except that (i) the amount of the Substitute Credit will be equal to the then undrawn face value of such Credit less the portion thereof (determined by CEP) to be attributable to the person(s) (the “Excluded Person(s)”) who gave a notice of non-renewal to CEP or, as the case may be, for whom CEP does not wish to arrange the issuance of the Substitute Credit and (ii) the original term of the Substitute Credit will, subject to renewal as mentioned in sub-paragraph (a) above, be up to one year in duration (or such longer duration as may be required by any regulatory or other authority having jurisdiction as to the acceptability of the Substitute Credit) or (2) such other arrangement, compromise, release or waiver as, in your sole opinion, will result in the same effect being achieved as in (1) above. CEP will, as soon as reasonably possible, advise us (unless we are the, or one of the, Excluded Person(s)) of the matter(s) effected by CEP pursuant to the foregoing provisions.
5.	CEP may, at its sole option, arrange for the issuance of any New Credit as being subject to either (i) the Uniform Customs and Practice for Documentary Credits (1993 Revision) ICC Publication No. 500 or (ii) the International Chamber of Commerce Publication No. 590 - the International Standby Practices 1998, (or any subsequent version of either); provided however that CEP may agree such modifications thereof as may be required by any regulatory or other authority having jurisdiction as to the acceptability of the Credit in question.
6.	Unless otherwise agreed between CEP, CNA and us in writing, the Existing Agreement(s) (if any) entered into between CNA and us governing Existing Credits (other than those at any time governed by a “Master Agreement — London Market Letter of Credit Scheme” or substantially equivalent agreement) established by CNA on our behalf in favour of Beneficiaries shall on acceptance by CEP and CNA of this letter duly executed by us, cease to apply to all such credits and all such Existing Credits shall, from the date of such acceptance be governed by this Agreement as if such Existing Credit had been established and issued hereunder. For the avoidance of doubt:
(a)	this Agreement shall not operate as an assignment of the whole or any part of the rights under or the benefit of the Existing Agreements or a novation of such rights and obligations with the result that CEP is bound by the terms of the Existing Agreements;

(b)	we agree to release and discharge CNA from further performance of its obligations arising in favour of us on and after the date upon which this letter is duly executed by CNA and CEP; and

(c)	CNA shall release and discharge us from further performance of our obligations arising in favour of CNA on and after the date upon which this letter is duly executed by CNA and CEP, such obligations in respect of Existing Credits being replaced with our obligations to reimburse, indemnify or otherwise pay CEP pursuant to Clauses 1(d) to 1(g) hereunder in respect of CEP obligations to CNA (or any other relevant third party correspondent) to guarantee reimbursement to CNA (or such other relevant third party correspondent) of any payments CNA (or such other relevant third party correspondent) may make under or in respect of Existing Credits (as further described in Clause 10).
7.	Unless otherwise agreed between CEP, CNA and us in writing, the previous agreements (if any) entered into between all of us or CEP and us on terms similar or equivalent to this Agreement governing Credits (other than for the avoidance of doubt, those governed by the “Master Agreement — London Market Letter of Credit Scheme” or substantially equivalent agreement) shall, on acceptance by you of this letter duly executed by CEP and CNA, cease to apply to all such Credits and all such Credits shall from the date of final acceptance be governed by this Agreement.
8.	If at our request, a Credit expressly chooses a state or country law other than New York, USA or English law, or is silent with respect to the International Chamber of Commerce Publication No. 500 — Uniform Customs and Practice for Documentary Credits (the “UCP”), the International Chamber of Commerce Publication No. 590 — International Standby Practices 1998 (the “ISP”) or a governing law, CEP shall not be liable for any payment, cost, expense or loss resulting from such action or inaction taken by CEP if such action or inaction is justified under the UCP, the ISP, New York law or English law or the law governing the Credit.
9.	We understand that CEP may carry out any of its obligations under this Agreement through any of its offices or branches wheresoever situated and may wish to exercise any of its rights under this Agreement through offices or branches of CEP wheresoever situated.
10.	We further understand that CEP also reserves the right to issue any Credit through a third party correspondent of its choice and/or to have any Credit confirmed by CNA and in such circumstances, CEP will be required to guarantee reimbursement to such correspondent (and/or CNA, as the case may be) of any payments which such correspondent (and/or CNA, as the case may be) may make under the Credit in question and such guarantee (howsoever described) shall also be treated mutatis mutandis as a Credit for the purposes of this Agreement. We further understand that CEP has agreed to guarantee reimbursement to CNA (or, where relevant, a third party correspondent) of any payments CNA (or such third party correspondent) may make under or in respect of Existing Credits and such guarantee (howsoever described) shall also be treated mutatis mutandis as a Credit for the purposes of this Agreement.
11.	The provisions of the foregoing paragraphs shall be equally applicable to any increase, extension, renewal, partial renewal, modification or amendment of or substitute instrument for any Credit to which they apply. If for any reason any amount paid under any Credit is repaid, in whole or in part, by the Beneficiary thereof, CEP may, in its sole discretion, treat (or procure the treatment of) such repayment as a reinstatement of an amount (equal to such repayment) under such Credit. The value date applied by CEP to any such reinstatement shall not be earlier than the date of such repayment and CEP shall not be liable for any loss of any nature which we may suffer or incur and which may arise from any inadvertent or erroneous drawing.
12.	Any notice or demand to be served on us by CEP hereunder may be served:
(a)	on any of our officers personally;

(b)	by letter addressed to us or to any of our officers and left at our registered office or at any one of our principal places of business;

(c)	by posting the same by letter addressed in any such manner as aforesaid to such registered office or any such principal place of business; or

(d)	by telex or facsimile addressed in any such manner as aforesaid to any then published telex or facsimile number of ourselves.
Unless otherwise stated, any notice or demand to be served on CEP or CNA by us hereunder must be served at the relevant address stated at the beginning of this Agreement (or such other address as CEP or CNA (as applicable) may notify to us from time to time) or by facsimile to such number as CEP or CNA may notify to us from time to time.
     Any notice or demand:
(e)	sent by post to any address in the Republic of Ireland or the United Kingdom shall be deemed to have been served on us at 10.a.m. (London time) on the first Business Day after the date of posting (in the case of an address in the Republic of Ireland) and on the second Business Day after posting (in the case of an address in the United Kingdom), or in the case of an address outside the Republic of Ireland or the United Kingdom (or a notice or demand to CEP or CNA), shall be deemed to have been served on the relevant party at 10 a.m. (London time) on the third Business Day after and exclusive of the date of posting; or

(f)	sent by telex or facsimile shall be deemed to have been served on the relevant party when dispatched.
In proving such service by post, it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

In this clause a “Business Day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in London.
13.	You shall have a full and unfettered right to (a) assign the whole or any part of the rights under or the benefit of this Agreement or (b) (subject to Clause 14 below) novate your rights and obligations under this Agreement. Any reference to CEP hereunder shall be deemed to include its assignee and novatees and other successors, whether immediate or derivative, who shall be entitled to enforce and proceed upon this Agreement in the same manner as if named herein. CEP shall be entitled to impart any information concerning us to any such assignee, novatee or other successor or any participant or proposed assignee, novatee, successor or participant.

14.
14.1	The person who is for the time being liable to perform CEP obligations under this Agreement (a “Transferring Bank”) shall be entitled to novate at any time, upon service of a notice in the form attached as Schedule One to this Agreement (the “Novation Notice”) on us, any or all of its rights and obligations under, and the benefit of, this Agreement to any Permitted Transferee. With effect from the date on which a Novation Notice is executed by the Transferring Bank and the Permitted Transferee and served on us (the “Novation Date”) the provisions of Clause 14.2 shall have effect (but not otherwise).

For the purposes of this Clause 14, a “Permitted Transferee” shall mean any holding company, subsidiary or affiliate of Citigroup Inc.
14.2	With effect from (and subject to the occurrence of) the Novation Date:
(a)	the Permitted Transferee shall be bound by the terms of this Agreement (as novated) in every way as if the Permitted Transferee were and had been a party hereto in place of the Transferring Bank and the Permitted Transferee shall undertake and perform and discharge all CEP’s obligations and liabilities under this Agreement (as novated) whether the same fell or fall due to be performed or arose or arise on, before or after the Novation Date;

(b)	we shall release and discharge the Transferring Bank from further performance of its obligations arising in favour of us on and after the Novation Date under this Agreement and all claims and demands whatsoever in respect thereof against the Transferring Bank and we shall accept the liability of the Permitted Transferee in respect of such obligations in place of the liability of the Transferring Bank;

(c)	the Transferring Bank shall release and discharge us from further performance of our obligations arising in favour of the Transferring Bank on and after the Novation Date under this Agreement and all claims and demands whatsoever in respect thereof by the Transferring Bank;

(d)	we shall be bound by the terms of this Agreement (as novated) in every way, and we shall undertake and perform and discharge in favour of the Permitted Transferee each of our obligations whether the same fell or fall to be performed or arose or arise on, before or after the Novation Date and expressed to be owed to CEP.
14.3	Without prejudice to the automatic novation of the Transferring Bank’s rights and obligations pursuant to Clause 14.2 we undertake to sign and return promptly each acknowledgement of the Novation Notice from time to time delivered to us promptly following receipt of the same from the Transferring Bank.
15.	INTENTIONALLY OMITTED
16.	This Agreement shall be governed by English law and for CEP’s benefit we hereby irrevocably submit to the jurisdiction of the English Courts in respect of any dispute which may arise from or in connection with this Agreement. The terms of this Agreement may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by CEP nor may we assign any of our rights hereunder without the prior written consent of CEP.
17.	A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement. CNA’s consent shall not be required to vary or rescind this Agreement at any time.

For and on behalf of
Allied World Assurance Company, Ltd
Signature(s)  /s/ Marchelle D. Lewis,    /s/ Joan H. Dillard
Dated   February 28, 2007
Accepted for and on behalf of
CITIBANK EUROPE PLC
By:  /s/ Mary O’Neill
Dated:  February 28, 2007
Accepted for and on behalf of
CITIBANK N.A.
By:  /s/ Peaclar MacCanna
Dated:  February 28, 2007

CUSTOMER CONTROLS
PLEDGE AGREEMENT
PLEDGE AGREEMENT, dated as of February 28, 2007, (this “Agreement”) made among Allied World Assurance Company, Ltd, a company organized and existing under the laws of Bermuda (the “Pledgor”), and Citibank Europe plc (the “Pledgee”).
     PRELIMINARY STATEMENTS.
(1)	The Pledgor and the Pledgee have entered into one or more Master Agreements (as defined in Annex A) pursuant to which the Pledgee may, from time to time in its sole discretion, issue for the account of the Pledgor letters of credit or similar or equivalent instruments (each a “Credit” and, collectively, the “Credits”).

(2)	The Pledgor has agreed to collateralize its obligations to the Pledgee that result from time to time under each Master Agreement and in respect of the Credits issued thereunder, whether now existing or from time to time hereafter incurred or arising, as such obligations are more fully defined in Section 3 of this Agreement as the Secured Obligations.

(3)	The Pledgor and the Pledgee desire to execute and deliver this Agreement for the purpose of securing the Secured Obligations and subjecting the property hereinafter described to the Lien of this Agreement as security for the performance of the Secured Obligations.

(4)	The Pledgor has opened account number AWAF00010002 (together with any successor account opened and maintained for this purpose, the “Account”) with Mellon Bank, N.A. at its office at One Mellon Bank Centre, Room 151-1570, Pittsburgh, PA 15258-0001, U.S.A. (“Bank”).
NOW, THEREFORE, in consideration of the premises and in order to induce the Pledgee to enter into transactions with and to provide services to the Pledgor and its subsidiaries pursuant to separate agreements or arrangements between such persons and the Pledgee, the parties hereto hereby agree as follows:
Section 1. Defined Terms. Except as otherwise expressly provided herein, capitalized terms used herein shall have the meanings assigned to such terms in Annex A.
Section 2. Grant of Security. Subject to and in accordance with the provisions of this Agreement, the Pledgor hereby assigns, pledges and grants to the Pledgee a first priority security interest in and a Lien on all of the Pledgor’s right, title and interest, whether now owned or hereafter acquired, in all of the following (collectively, the “Collateral”):
(i) the Account;
(ii) the Securities and any Instruments or other Financial Assets credited to the Account or otherwise acquired by the Pledgee in any manner and under its control as Collateral (the “Pledged Securities”) including, without limitation Securities of the type and in the aggregate amounts specified in Schedule 1 hereto and any Securities Account and Security Entitlement in respect of the Account, the Pledged Securities or any of them;
(iii) all additional Investment Property (including without limitation) Securities, Security Entitlements, Financial Assets, or other property and all funds, cash or cash equivalents (together with any applicable Account or

Securities Account) from time to time (A) received, receivable or otherwise distributed in respect of or in exchange or substitution for any other Collateral (all such funds, cash or cash equivalents to be Financial Assets for the purposes of this Agreement) or (B) otherwise acquired by the Pledgee in any manner and delivered to the Pledgee or under the control of the Pledgee as Collateral; and
(iv) All proceeds (including, without limitation, cash proceeds) of any or all of the foregoing, including without limitation, proceeds that constitute property of the types described in clauses (i), (ii) and (iii) above.
Section 3. Security of Obligations. This Agreement secures the payment of all obligations of the Pledgor now or hereafter existing under each Master Agreement (including all contingent obligations with respect to Credit(s) issued by the Pledgee for the Pledgor’s account) and this Agreement, whether for principal, interest, fees, expenses or otherwise and the payment of any and all expenses (including reasonable counsel fees and expenses) incurred by the Pledgee in enforcing any rights under this Agreement (all such obligations being the “Secured Obligations"). This Agreement is intended to convey to the Pledgee control of all Security Entitlements in, and the right to direct dispositions of all cash deposits from, the Account for the purposes of sections 9-106(c) and 9-104(b) of the NYUCC.
Section 4. Delivery of Security Collateral.
(A)	On or prior to the date hereof, the Pledgor shall transfer or credit, or cause to be transferred or credited, all of the Pledged Securities to the Pledgee or to an Account or a Securities Account under arrangements acceptable to the Pledgee in its sole discretion. Pledgor shall deliver all other Collateral to the Pledgee or to a Securities Intermediary subject to the control of the Pledgee under arrangements acceptable to the Pledgee in its sole discretion. Upon the occurrence and during the continuance of an Event of Default (as hereafter defined), the Pledgee shall have the right, at any time it reasonably determines is necessary or desirable to enable the Pledgee to better perfect or protect the security interests granted hereunder, upon written notice to the Pledgor, to transfer to or to register in the name of the Pledgee or any of its nominees any or all of the Collateral.

(B)	Upon the occurrence of an Event of Default (“Event of Default” as defined in Section 8(b) below), the Pledgee may require the Pledgor to transfer the Collateral from the Account to an account at Citibank, N.A. (London, England branch) and to execute a replacement deposit agreement (in substantially the customary form used by the Pledgee, a copy of which deposit agreement has been provided to Pledgor) in substitution for this Agreement.
Section 5. Use of Proceeds. Proceeds that are received in respect of any Collateral shall be held as cash held as Collateral as provided in Section 2 of this Agreement.
Section 6. Representations and Warranties. The Pledgor represents and warrants as follows:
(a) The Pledgor is a corporation duly organized and validly existing under the laws of its incorporation and has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals except where such failure would not have a material adverse effect on the Pledgor’s business), to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
(b) The execution, delivery and performance by the Pledgor of this Agreement, and the consummation of the transactions contemplated hereby, are within the Pledgor’s corporate powers and have been duly authorized by all necessary corporate action.

(c) The execution, delivery and performance by the Pledgor of this Agreement and the consummation of the transactions contemplated hereby, do not (i) violate any provision of law, rule or regulation applicable to the Pledgor; (ii) conflict with the charter or bye-laws or substantively similar constitutive documents of the Pledgor; or (iii) conflict with or result in a breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than the Lien in favour of the Pledgee created hereby) upon any of the property or assets of the Pledgor or any of its subsidiaries, under any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which the Pledgor or any of its subsidiaries may be or become a party or by which it may be or become bound or to which the property or assets of the Pledgor of any of its subsidiaries may be or become subject.
(d) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor of the assignment and security interest granted hereby, for the pledge by the Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest) or (iii) for the exercise by the Pledgee of its rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by law affecting the offering and sale of securities generally or as may be applicable to the Pledgee.
(e) This Agreement has been duly executed and delivered by the Pledgor. This Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally.
(f) The Pledgor is the legal and beneficial owner of the Collateral and the Pledgor has and shall at all times have rights in, and good and valid title to, the Collateral, free and clear of all Liens and “adverse claims” (as such term is defined in Section 8-102(a)(1) of the NYUCC), save as may have been disclosed by the Pledgor to the Pledgee in writing prior to the date of this Agreement. Liens in favour of Citibank, N.A. securing the Pledgor’s reimbursement obligations to Citibank, N.A. in connection with the issuance of letters of credit shall be deemed to have been disclosed in writing to the Pledgee.
(g) To the best of the Pledgor’s knowledge, no default has occurred under or with respect to any Collateral as of the date hereof.
(h) (i) This Agreement and the pledge and assignment of the Collateral pursuant hereto create a valid security in the Collateral, securing the payment of the Secured Obligations, (ii) this Agreement and the related Account Control Agreement, dated      , by and among the Pledgor, the Pledgee and Bank are sufficient to perfect such security interest, and (iii) assuming the Pledgee has no notice of any Liens or “adverse claims” (as such terms is defined in Section 8-102(a)(1) of the NYUCC) with respect to the Collateral, the Pledgee will take the Collateral free and clear of any Liens and adverse claims.
(i) The Pledgor is subject to civil and commercial law with respect to its obligations hereunder, and the execution, delivery and performance by the Pledgor of its obligations under this Agreement constitute private and commercial acts rather than public or governmental acts. Neither the Pledgor or any of its properties has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of its jurisdiction of organization.
(j)	(A) This Agreement is in proper legal form under all applicable laws of the Pledgor’s jurisdiction of organization for the enforcement thereof against the Pledgor in accordance with its terms. To ensure the legality, validity, enforceability or admissibility into evidence of this Agreement it is not necessary that this Agreement or any other document be filed or recorded with any governmental authority of the Pledgor’s jurisdiction of organization or that any stamp or similar tax be paid on or in respect of this Agreement or any other document delivered pursuant hereto.

(B)	It is not necessary (X) in order for the Pledgee to enforce any rights or remedies under this Agreement or (Y) solely by reason of the execution delivery and performance of this Agreement by the Pledgee, that the Pledgee be licensed or qualified with any governmental authority of the Pledgor’s jurisdiction of organization or be entitled to carry on business in the Pledgor’s jurisdiction of organization.
(k) The Pledgor shall cause Securities of the type specified in Schedule 1 to be pledged as Collateral so that at all times the fair market value of such Securities shall equal or exceed an amount equal to 110% of the aggregate amount of the then outstanding Credits (the “Required Account Value”); and without limiting the foregoing, if at any time the Pledgor is not in compliance with the requirements of this subsection (k), the Pledgor shall forthwith cause additional Securities of the type specified in Schedule 1 to be held as Collateral pursuant to Section 2 to the extent required to cause the Pledgor to be in compliance with this subsection (k).
Section 7 Further Assurances.
(a) The Pledgor agrees that from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further Instruments and documents, and take all further action, that may be necessary or desirable, or that the Pledgee may reasonably request, in order to continue, perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will execute and file such financing or continuation statements, or amendments thereto, and such other Instruments or notices, as may be necessary or desirable, or as the Pledgee may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.
(b) In making the representations and warranties hereunder, the Pledgor has assumed that the Pledgee has (or will have within the stipulated time limits (if any)) registered a charge with respect to the Collateral pursuant to Section 55 of the Bermuda Companies Act of 1981.
Section 8. Distributions.
(a) Other than upon and during the continuance of an Event of Default (as hereinafter defined), the Pledgor shall be entitled to receive and retain any and all distributions paid in respect of the Pledged Securities; provided, however, that any and all:

(i) distributions paid or payable other than in cash in respect of, and Instruments, Financial Assets and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral; and
(ii) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral, shall be forthwith delivered to the Pledgee to hold as Collateral subject to the Pledgor’s right to withdraw all Collateral in excess of the Required Account Value as provided in Section 3 of the Account Control Agreement and shall, if received by the Pledgor, be received in trust for the benefit of the Pledgee, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Pledgee as Collateral in the same form as so received (with any necessary endorsement) to the extent the Collateral is less than the Required Account Value.
(b) For the purposes of this Section 8 and Sections 4 and 14 hereof, the terms “Events of Default” shall mean a failure of the Pledgor to perform in any material respect any of its obligations under the Master Agreement or this Agreement, which failure shall continue unremedied for ten (10) Business Days after written notice thereof shall have been given by the Pledgee to the Pledgor.
(c) The Pledgee shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to receive the interest payments that it is authorized to receive and retain pursuant to paragraph (a) above.
Section 9. Transfer and Other Liens. The Pledgor shall not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral, including any right to give any Entitlement Order with respect to the Collateral, except for the pledge, assignment and security interest created by this Agreement.
Section 10. Pledgee Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Pledgee as the Pledgor’s attorney-in-fact, with full authority upon failure to perform any of the obligations under the Master Agreement or this Agreement in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time to take any action and to execute any instrument that the Pledgee may deem reasonably necessary or advisable to accomplish the purposes of this Agreement.
Section 11. Pledgee May Perform. If the Pledgor fails to perform any agreement contained herein, after receipt of a written request from the Pledgee to do so, the Pledgee may (but shall have no obligation to) itself perform, or cause performance of, such agreement, and the reasonable expenses of the Pledgee incurred in connection therewith shall be payable by the Pledgor under Section 15(b) hereof.
Section 12. The Pledgee’s Duties. The powers conferred on the Pledgee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Pledgee shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Pledgee has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Pledgee accords its own property.
Section 13. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Secured Obligations and any agreement with respect to the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Pledgor or whether the Pledgor is joined in any such action or actions. All rights of the Pledgee and the pledge, assignment and security interest hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional, irrespective of:
(a) any lack of validity or enforceability of the Master Agreement or any other agreement or instrument relating thereto;
(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from this Agreement or the Master Agreement, including, without limitation, any increase in the Secured Obligations;
(c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty for all or any of the Secured Obligations;
(d) any manner of application of the Collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Secured Obligations or any other assets of the Pledgor or any of its subsidiaries;
(e) any change, restructuring or termination of the corporate structure or existence of the Pledgor or any of its subsidiaries; or
(f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.
Section 14. Remedies. If an Event of Default shall occur and be continuing (for the avoidance of doubt, it being understood that an Event of Default shall only be deemed to have occurred ten (10) Business Days after written notice thereof is given by the Pledgee as set out in Section 8(b) above):
(a) The Pledgee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the NYUCC and also may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Pledgee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Pledgee may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Pledgee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
(b) All cash proceeds received by the Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Pledgee, be held by the Pledgee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Pledgee pursuant to Section 15) in whole or in part by the Pledgee against all or any part of the Secured Obligations in such order as the Pledgee shall elect. Any surplus of such cash or cash proceeds held by the Pledgee and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.
(c) The Pledgee may, without notice to the Pledgor, except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against the Collateral or any part thereof.
Section 15. Indemnity and Expenses.
(a) The Pledgor agrees to indemnify the Pledgee and its affiliates and its officers, directors, employees, agents, attorneys and advisors from and against any and all claims, damages, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, damages, losses or liabilities resulting from the Pledgee’s gross negligence or wilful misconduct.
(b) The Pledgor will upon demand pay to the Pledgee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents that the Pledgee may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Pledgee hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.
Section 16. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefor, shall in any event be effective unless the same shall be in writing and signed by the Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Pledgee to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile, telecopier, telegraphic, telex or cable communication) and, mailed, faxed, telegraphed, telecopied, telexed, cabled or delivered if to the Pledgor at 27 Richmond Road, Pembroke HM08 Hamilton, Bermuda, Telephone: 001 441 278 5400 Facsimile: 001 441 296 3428, or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and communications shall, when mailed, faxed, telecopied, telegraphed or telexed, be effective five (5) Business Days after deposit in the mail, or when faxed, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Pledgee shall not be effective until received by the Pledgee. Delivery by facsimile or telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
Section 18. Continuing Security Interest; Assignments. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full in cash of the Secured Obligations, (b) be binding upon the Pledgor and the Pledgee and their respective successors and permitted assigns and (c) inure, together with the rights and remedies of the Pledgee and its respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Pledgee may assign or otherwise transfer to any other Person all or any portion of its rights and obligations under this Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Pledgee herein or otherwise. The Pledgor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Pledgee such confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps related to the Collateral and other property or rights covered by the security interest hereby granted, which the Pledgee deems reasonably advisable to perfect, preserve or protect its security interest in the Collateral, including any actions which may be required or advisable as a result of any amendment or supplement to applicable laws, including the NYUCC.
Section 19. Release and Termination. Upon the later of the payment in full in cash of the Secured Obligations or any termination as provided in the Master Agreement, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Pledgee will, at the Pledgor’s expense execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.
Section 20. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, except to the extent that the validity or perfection of the security interest hereunder in respect of any particular collateral is mandatorily governed by the laws of a jurisdiction other than the state of New York, in which case the laws of such other jurisdiction shall govern such matters.
Section 21. Jurisdiction, Venue.
(a) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State or federal court (to the extent such court has subject matter jurisdiction) sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or for the recognition and enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such federal court. The Pledgor hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Pledgor hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Pledgor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Pledgor at its address specified in Section 17. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(b) Nothing in this Section 21 shall affect the right of the Pledgee to serve legal process in any other manner permitted by applicable law or affect any right which the Pledgee would otherwise have to bring any action or proceeding against the Pledgor or its property in the courts of any other jurisdiction.
(c) To the extent that the Pledgor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Pledgor, to the extent permitted by law hereby irrevocably waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, agrees that the waiver set forth in this subsection (c) shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable for purposes of such Act.
SECTION 22. WAIVER OF JURY TRIAL. EACH OF THE PLEDGOR AND THE PLEDGEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PLEDGEE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 23. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 24. Severability. If any term or provision of this Agreement is or shall become illegal, invalid or unenforceable in any jurisdiction, all other terms and provisions of this Agreement shall remain legal, valid and enforceable in such jurisdiction and such illegal, invalid or unenforceable provision shall be legal, valid and enforceable in any other jurisdiction.
Section 25. Termination of Prior Agreement. The parties agree that any prior pledge agreement with respect to the Collateral is terminated as of the effective date of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
ALLIED WORLD ASSURANCE COMPANY, LTD

BY: /s/ Marchelle D. Lewis		/s/ Joan H. Dillard
Name: Title:	MARCHELLE LEWIS V.P. & TREASURER	JOAN H. DILLARD S.V.P. & CHIEF FINANCIAL OFFICER

CITIBANK EUROPE PLC

BY: /s/ Mary O’Neill Name: MARY O’NEILL
Title:

ANNEX A
CERTAIN DEFINED TERMS
Capitalized terms used herein shall have the respective meanings ascribed to them below:
“Business Day” means a day (other than a Saturday or Sunday) on which the banks are generally open for business in London.
“Collateral” has the meaning specified therefor in Section 2 hereof.
“Entitlement Holder” means a Person that (i) is an “entitlement holder” as defined in Section 8-102(a)(7) of the NYUCC (except in respect of a Book-entry Security); and (ii) in respect of any book-entry Security, is an “entitlement holder” as defined in 31 C.F.R. §357.2 (or, as applicable to such book-entry Security, the corresponding Federal Book-Entry Regulations governing such book-entry Security) which, to the extent required or permitted by the Federal Book-Entry Regulations, is also an “entitlement holder” as defined in Section 8-102(a)(7) of the NYUCC.
“Entitlement Order” shall have the meaning set forth in Section 8-102(a)(8) of the NYUCC and shall include, without limitation, any notice or related instructions from the Pledgee directing the transfer or redemption of the Collateral or any part thereof.
“Federal Book-Entry Regulations” means the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)” governing book-entry securities consisting of United States Treasury securities, U.S. Treasury bonds, notes and bills) and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.10 through §357.14 and §357.41 through §357.44 (including related defined terms in 31 C.F.R. §357.2), as amended by regulations published at 61 Fed. Reg. 43626 (August 23, 1996) and as amended by an subsequent regulations.
“Master Agreement” means each agreement (as from time to time amended, varied supplemented, novated or assigned) between the Pledgor (or by any person for or on behalf of the Pledgor) and the Pledgee, pursuant to which the Pledgee has established, maintained, amended, renewed or substituted or arranged for the establishment, maintenance, amendment, renewal or substitution of a Credit
“Lien” means any mortgage, pledge, attachment, lien, charge, claim, encumbrance, lease or security interest, easement, right of first or last refusal, right of first offer or other option or contingent purchase right.
“NYUCC” means the Uniform Commercial Code from time to time in effect in the State of New York.
“Person” means any individual, corporation, partnership, joint venture, foundation, association, joint-stock company, trust, unincorporated organization, government or any political subdivision thereof or any agency or instrumentality of any thereof.
“Secured Obligations” has the meaning specified therefor in Section 3 hereof.
“Secured Intermediary” means a Person that (i) is a “securities intermediary” as defined in Section 8-102(a)(14) of the NYUCC and (ii) in respect of any U.S. Government Obligations, is also a “securities intermediary” as defined in 31 C.F.R. §357.2.
“Security Control” means “control” as defined in Section 9-115(1)(e) of the NYUCC.
“Security Entitlement” means (i) security entitlement” as defined in Section 8-102(a)(17) of the NYUCC (except in respect of a U.S. Government Obligation); and (ii) in respect of any U.S. Government Obligation, a “security entitlement” as defined in 31 C.F.R. §357.2 which, to the extent required or permitted by the Federal Book-Entry Regulations, is also a “security entitlement” as defined in Section 8-102(a)(17) of the NYUCC.
“STRIPS” shall have the meaning thereof set forth in Section 357.2 of the Federal Book-Entry Regulations.
“U.S. Government Obligations” means all of the United States Treasury securities (including STRIPS) maintained in the commercial book-entry system entitled Treasury/Reserve Automated Debt Entry System (“TRADES”) pursuant to the Federal Book-Entry Regulations or pursuant to a successor system.
(b) NYUCC Terms. Terms defined or referenced in the NYUCC and not otherwise defined or referenced herein are used herein as therein defined or referenced. In particular, the following terms are used herein as defined or referenced in the respective NYUCC sections indicated below: “Account”: Section 9-106; “Entitlement Order”: Section 8-102(a)(8); “Financial Asset”: Section 8-102(a)(9); “Instrument”: Section 9-105(I)(i); “Investment Property”: Section 9-115(1)(f); “Person”: Section 1-201(30); “Securities Account”: Section 8-501(a); “Security”: Section 8-102(a)(15).

ACCOUNT CONTROL AGREEMENT
Date: March 5, 2007
Parties
Citibank Europe plc, as “Secured Party”
Allied World Assurance Company, Ltd, a company organized and existing under the laws of Bermuda, as “Pledgor”
Mellon Bank, N.A., as “Bank”
Account Number: AWAF00010002
(this “Agreement”)
Background
Pledgor has granted Secured Party a security interest in the financial assets in the securities account identified above (the “Account”), maintained by Bank for Pledgor, (including any security entitlement) and in the Account. The parties are entering into this Agreement to provide for the control of the Account as a means to perfect the security interest of Secured Party. Bank has no responsibility to Secured Party in respect to the validity or perfection of such security interest otherwise than to act in accordance with the terms and conditions of this Agreement.
Agreement
1. The Account
Bank represents and warrants to Secured Party that Bank maintains the Account. Bank represents and warrants that except for the claim and interest of Pledgor, Secured Party and any interest in favour of Citibank, N.A., or the claim of Bank as provided in Section 4 of this Agreement, Bank does not know of any claim to or interest in the Account or any financial assets credited thereto. Bank, Pledgor and Secured Party agree that the Account is a ”Securities Account” as that term is defined in Section 8-501(a) of the Uniform Commercial Code as in effect from time to time in the State of New York (the “NYUCC”). Bank, Pledgor and Secured Party agree that each item of Investment Property, Securities, Security Entitlements, Financial Assets, Instruments or other property and all other funds, cash or cash equivalents credited to the Account shall be treated as a “Financial Asset” within the meaning of Section 8-102(a)(9) of the NYUCC.
2. Control by Secured Party
Bank will comply with all notifications it receives directing it to transfer or redeem any Financial Assets credited to the Account (each an Entitlement Order as defined in Section 8-102(a)(8) of the NYUCC) originated by Secured Party and shall otherwise treat Secured Party as entitled to exercise the rights in respect of any Financial Asset credited to the Account without further consent by Pledgor. This provision is intended to grant Secured Party control of all Security Entitlements in the Account for the purposes of section 9-106(c) of the NYUCC.
3. Pledgor’s Rights in Account
Subject to this Section 3, until Bank receives an Entitlement Order from the Secured Party, Bank may accept and comply with any ”Entitlement Order” from Pledgor with regard to the Account or any Financial Asset as follows:
3.01	Until Bank receives an Entitlement Order from Secured Party, Bank shall distribute to Pledgor all cash distributions received in regard to Financial Assets in the Account. Cash distributions do not include any principal received upon sale, redemption or maturity of a Financial Asset, and any such cash will be held for the benefit of Secured Party.

3.02	Bank shall provide Secured Party with electronic access to view holdings and activity in the Account.
3.03	Pledgor shall not direct Bank to release any of the Financial Assets in the Account or to close the Account and Bank agrees that it will not release any of the Financial Assets in the Account or close the Account without Secured Party’s consent. For this purpose the term “release” shall be broadly construed to include release for any purpose, including (without limitation) release for settlement of a sale, release for the purposes of substituting new Financial Assets, release “free” without consideration and any other manner of leaving the Account. Secured Party will consent to the release of the Financial Assets provided that with respect to such Financial Assets, the following procedure is adhered to:
(a)	Pledgor will determine (the “Determination”) that the Financial Assets remaining in the Account will be equal to or exceed the Required Account Value (“Required Account Value” in this context constituting an amount equal to 110% of the aggregate amount of the then outstanding letters of credit issued for the account of the Pledgor) and to determine this shall diligently and in good faith:
(i)	determine that the remaining Financial Assets are eligible as collateral as specified in Exhibit A hereto; and

(ii)	use the mark-to-market value provided by pricing services used by Bank in connection with the valuation of Financial Assets under similar account control arrangements or for Bank’s trust accounts; provided that in determining if the remaining Financial Assets are sufficient Pledgor shall use the mark-to-market values of the Financial Assets reported by such services not more than the Bank Business Day (as defined below) prior to the withdrawal or distribution of any Financial Asset. Any Financial Asset that cannot be valued as provided herein and any Financial Asset subject to Bank’s lien specified in Section 4 shall have no value in determining if the Financial Assets to remain in the Account are sufficient for the purposes of meeting the Required Account Value.
(b)	If following the Determination, Pledgor has come to the reasonable conclusion that by requesting a Financial Asset to be released, the Financial Assets remaining in the Account will be equal to or in excess of the Required Account Value (a “Positive Determination”), Pledgor will fax:
(i)	the instruction relating to the Financial Assets that it wishes to be released (the “Instruction”); and

(ii)	the value of the Financial Assets that are currently in the Account (in the form of a portfolio valuation statement compiled by Bank and in a form reasonably acceptable to Secured Party) and the value of the Financial Asset (and if applicable any Financial Asset which will be substituted for such Financial Asset) that it wishes to be released (all as calculated in accordance with the methodology in Subsection 3.03(a)), to Secured Party for the attention of its Collateral Monitoring Unit on +44 207 500 2345 (or such other number as Secured Party may notify Pledgor of from time to time) so that it is received by Secured Party (unless Secured Party agrees otherwise) at least one Business Day (excluding the day upon which it is received and the day upon which such instruction is intended to take effect) before the day upon which such instruction is intended to take effect;

(c)	Secured Party will then promptly consider the Positive Determination and if it agrees with it, will approve the Instruction (by the affixing of the signatures of two of the persons who appear in Exhibit B hereto (each being an “Authorised Signatory”) as amended and advised in writing to Pledgor by Secured Party from time to time) and will return it by fax to Pledgor on 001 441 296 3428 (or such other number as Pledgor may notify Secured Party of from time to time). Once signed in this manner by Secured Party, the Instruction becomes an “Endorsed Instruction”. If Pledgor does not receive an Endorsed Instruction within two (2) Business Days of receipt by Secured Party of the Instruction, such Instruction shall be deemed to have been rejected.

(d)	Pledgor will then fax the Endorsed Instruction to Bank for processing on 001 412 234 8725 (or such other number as Bank may notify Pledgor of from time to time).

(e)	Secured Party and Bank shall have no responsibility for any loss or liability of any nature (direct or indirect) suffered by the Pledgor as a result of any failure to transmit funds or to sell, purchase, or otherwise dispose of commodities or securities (or any delay in transmitting funds or selling, purchasing, or otherwise disposing of commodities or securities) or because the approval given by Secured Party in this Section 3 is either delivered late or not forthcoming, unless Secured Party or Bank (as the case may be) was grossly negligent or acted in bad faith.

(f)	In this Section a “Business Day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in the Republic of Ireland.

(g)	Should there be any difficulties with fax transmissions between any of the Parties, the relevant Parties will attempt to effect delivery using another method as agreed between them.
3.04	Pledgor and Bank shall be entitled to rely:
(a)	(subject to Subsection 3.04(b)) upon an Endorsed Instruction which it believes in good faith to have been signed by any two of the Authorised Signatories; and

(b)	until notified by Secured Party to the contrary, upon the continued authority of any Authorised Signatory to endorse an Instruction.
3.05	If Secured Party gives Bank an Entitlement Order notifying Bank that Secured Party will exercise exclusive control over the Account, Bank will cease complying with Entitlement Orders or other directions concerning the Account originated by Pledgor.
4. Priority of Secured Party’s Security Interest
Bank subordinates in favor of Secured Party any interest, lien or right of setoff it may have, now or in the future, against the Account or Financial Assets credited to the Account; provided, however, Bank will retain its prior lien on a Financial Asset credited to the Account where Bank has paid for such Financial Asset but has not received payment therefor from Pledgor and for payment of its customary fees and expenses pursuant to the agreement under which the Account is maintained (the “Custody Agreement”), including any overdraft fees.
Bank will not agree with any third party that Bank will accept or comply with Entitlement Orders originated by the third party in regard to the Account or any Financial Asset credited to the Account.

5. Statements, Confirmations and Notices of Adverse Claims
5.01	(a) Notwithstanding Subsection 5.02, Pledgor shall cause Secured Party to be provided with current information concerning the Account via an on-line service of the Bank (currently via its “WorkBench” product) through its designation of the Secured Party as an Authorised User thereunder).
(b)	Bank will also within five Bank Business Days of the date of this Agreement:
(i)	inform Secured Party of a further method by which it will deliver the Daily Statement as a contingency in the case of failure relating to the method by which Bank will usually deliver the Daily Statement, such contingent method to be agreed by Secured Party; and

(ii)	provide Secured Party with a list of persons and their accompanying contact details (which Bank will update from time to time and provide to Secured Party promptly after such update) with whom Secured Party may liaise in respect of the Daily Statement.
5.02	Notwithstanding the provisions of Subsection 5.01, Bank will send copies of all statements and confirmations for the Account simultaneously to Pledgor and Secured Party. Upon initial deposit of Financial Assets into the Account and not less than monthly, Bank shall provide Secured Party with a report of the valuation of the Financial Assets in the Account determined as required in Section 3 of this Agreement. Bank will use reasonable efforts promptly to notify Secured Party and Pledgor if any other person claims a property interest in the Account or any Financial Asset credited to the Account. Pledgor shall cause Secured Party to be provided with current information concerning the Account via an on-line service of the Bank (currently, via its “WorkBench” product) by designating Secured Party as an Authorized User thereunder.
6. Bank’s Responsibility
Bank shall have no responsibility or liability with respect to changes in any securities in the Account or changes in their value relative to other currencies or securities, or for any deduction for taxes, levies, or otherwise from deposits made with any depository, or for any blockage, confiscation or expropriation, limitation of transferability, or any other action by any government, de facto or de jure, which affects or could affect the same, or for any other occurrence beyond its control.
Except for permitting a withdrawal or delivery in violation of Section 3, Bank will not be liable to Secured Party for complying with Entitlement Orders from Pledgor that are received by Bank before Bank receives and has a reasonable opportunity to act on an Entitlement Order from Secured Party.
Bank will not be liable to Pledgor for complying with an Entitlement Order originated by Secured Party even if Pledgor notifies Bank that Secured Party is not legally entitled to issue the Entitlement Order or notice of exclusive control, unless:
(a)	Bank takes the action after it is served with an injunction, restraining order or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process; or

(b)	Bank acts in bad faith with Secured Party in violating Pledgor’s rights.
This Agreement does not create any obligation of Bank except for those expressly set forth in this Agreement. In particular, Bank need not investigate whether Secured Party is entitled under Secured Party’s agreement with Pledgor to give an Entitlement Order. Bank may rely on notices and communications it believes given by the appropriate party.

Bank will maintain the Account and Financial Assets in the same manner as it maintains accounts and assets for its custodial customers generally. During the term of this Agreement, Bank will remain a securities intermediary within the meaning of such term in Section 8-102(a)(14) of the NYUCC and 31 C.F.R. 357.2.
From and after the time Secured Party sends an Entitlement Order to Bank, Secured Party shall be entitled to the benefits of the Custody Agreement as if it were the client thereunder.
7. Indemnity
Pledgor will indemnify, defend and hold harmless Bank, its partners, officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including reasonable attorney’s fees and disbursements), except to the extent such claims, liabilities, and expenses arise from the Bank’s negligence, bad faith or wilful misconduct.
8. Termination; Survival
Secured Party may terminate this Agreement by notice to Bank and Pledgor. Bank or Pledgor may terminate this Agreement on 30 days’ notice to all of the other parties. Upon receipt of a notice of termination from Pledgor, Bank shall cease accepting any Entitlement Order from Pledgor, as specified in Section 3, and any previous Entitlement Order delivered by Pledgor shall be deemed to be of no further force and effect.
If Secured Party notifies Bank that its security interest in the Account or all of the Financial Assets therein has terminated, this Agreement will immediately terminate.
Section 6, “Bank’s Responsibility” and 7, “Indemnity,” will survive termination of this Agreement.
9. Governing law
This Agreement and the Account (including all interests, duties and obligations with respect thereto) will be governed by the laws of the State of New York. Bank may not change the law governing the Account without Secured Party’s express written agreement.
10. Entire agreement
This Agreement is the entire agreement and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter.
11. Amendments
No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.
12. Severability
To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.
13. Successors and assigns
A successor to or assignee of Secured Party’s rights and obligations under the agreement between Secured Party and Pledgor will succeed to Secured Party’s rights and obligations under this Agreement.
14. Notices
A notice or other communication to a party under this Agreement will be in writing, (including facsimile) (except that Entitlement Orders shall be given in accordance with procedures as Bank may reasonably specify), will be sent to the party’s address set forth below or to such other address as the party may notify the other parties and will be effective on receipt.
15. Counterparts
This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
16. Representations
Each party hereto hereby represents and warrants that the individual executing this Agreement on its behalf has the requisite power and authority to do so and to bind it to the terms of this Agreement.
SIGNATURES

BY:	/s/ Mary O’Neill For and on behalf of
Citibank Europe plc
Insurance Letter of Credit Department
2nd Floor
1 North Wall Quay
Dublin 1
Republic of Ireland

BY:	/s/ Marchelle D. Lewis /s/ Wesley D. Dupont For and on behalf of
Allied World Assurance Company, Ltd
27 Richmond Road
Pembroke HM08
Hamilton
Bermuda

BY:	/s/ Dawn V. Robertson For and on behalf of
Mellon Bank, N.A.
One Mellon Bank Centre
Room 151-1570
Pittsburgh, PA 15258-0001
U.S.A.
[Swift Address]